Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Flotek Industries, Inc. and Subsidiaries of our report dated February 8, 2017, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Flotek Industries, Inc. and Subsidiaries for the year ended December 31, 2018.

/s/ Hein & Associates LLP
Houston, Texas
May 24, 2019